                                      PROSPECTUS

                           CASCADE NATURAL GAS CORPORATION

                         Automatic Dividend Reinvestment Plan

                                     Common Stock

     The securities covered by this Prospectus are those shares of common stock, $1.00 par value ("Common Stock"), of Cascade Natural Gas Corporation (the "Company") being offered to eligible shareholders and residential customers of the Company for purchase with reinvested dividends and optional cash payments pursuant to the Cascade Natural Gas Corporation Automatic Dividend Reinvestment Plan (the "Plan").

     The outstanding shares of the Company's Common Stock are, and the shares offered hereby will be, listed on the New York Stock Exchange under the symbol "CGC." The Market Price (as hereinafter defined) will be equal to the average of the high and low sales prices of the Company's Common Stock on the Composite Transactions Tape of the New York Stock Exchange on the Exchange trading day immediately preceding each Investment Date (as hereinafter defined). The purchase price per share of Common Stock purchased in the open market or in negotiated transactions will be the weighted average price per share at which such shares are purchased by an independent agent for the Plan with respect to the relevant Investment Date. See Response 9.

                    -----------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS AUGUST 6, 1998












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
                                  TABLE OF CONTENTS
Incorporation of Certain
    Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . 2
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Description of the Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    Advantages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    Administration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    Participation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    Purchases of Common Stock. . . . . . . . . . . . . . . . . . . . . . . . 8
    Optional Cash Payments and Initial Cash Investments. . . . . . . . . . .10
    Reports to Participants. . . . . . . . . . . . . . . . . . . . . . . . .12
    Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
    Certificates for Shares. . . . . . . . . . . . . . . . . . . . . . . . .13
    Withdrawal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
    Sales or Transfers of Shares . . . . . . . . . . . . . . . . . . . . . .15
    Rights Offerings, Stock Dividends or Stock Splits. . . . . . . . . . . .15
    Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
    Federal Income Tax Aspects . . . . . . . . . . . . . . . . . . . . . . .16
    Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
    Other Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .18

                              INCORPORATION OF CERTAIN
                               DOCUMENTS BY REFERENCE

     There are hereby incorporated in this Prospectus by reference the following documents and information heretofore filed by the Company with the Securities and Exchange Commission ("Commission"):

     1.  Annual Report on Form 10-K for the fiscal year ended September 30,
1997.

     2. Quarterly Reports on Form 10-Q for the quarters December 31, 1997, March 31, 1998, and June 30, 1998.

     3. The description of Common Stock and related Preferred Stock purchase rights in Exhibit 99 to the Report on Form 8-K dated July 18, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("1934 Act") after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

                               AVAILABLE INFORMATION

     The Company files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our S.E.C. filings are also available to the public on the commission's internet site (http://www.sec.gov).

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all documents incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Mr. J.D. Wessling, Vice President-Finance and Chief Financial Officer, Cascade Natural Gas Corporation, 222 Fairview Avenue North, Seattle, Washington 98109, telephone (206) 624-3900.

                                  INTRODUCTION

     The Company distributes natural gas to residential, commercial and industrial customers in the states of Washington and Oregon. It was incorporated in the state of Washington in 1953, and its executive offices are located at 222 Fairview Avenue North, Seattle, Washington 98109, telephone (206) 624-3900.

     As of June 30, 1998, the Company had outstanding 46,750 shares of $.55 cumulative preferred stock, without par value, and 60,000 shares of 7.85% cumulative preferred stock, $1.00 par value ("Preferred Stock"). After the payment of all preferential dividends on shares of the Preferred Stock, holders of the Common Stock are entitled to dividends when declared by the Company's Board of Directors. The Company's bank loan agreements contain provisions requiring maintenance of a minimum net worth. Under these provisions, approximately $29,483,000 was available for dividends on the Common Stock and the Preferred Stock as of June 30, 1998.

                              DESCRIPTION OF THE PLAN

Following, in question and answer form, is a description of the provisions of the Plan of the Company.


                                       PURPOSE

1.  WHAT IS THE PURPOSE OF THE PLAN?

   The purpose of the Plan is to provide record holders of shares of Common Stock and the Company's eligible residential customers with a convenient method of purchasing shares of Common Stock and investing cash dividends and optional cash payments in additional shares of Common Stock, without payment of any brokerage commission or service charge. Purchases of newly issued Common Stock under the Plan provide additional equity capital for the Company.

                                     ADVANTAGES

2.  WHAT ARE THE ADVANTAGES OF THE PLAN?

   Participants in the Plan may (a) have cash dividends from their shares of Common Stock automatically reinvested in additional shares of Common Stock and, in addition, invest by making optional cash payments of not less than $50 per investment and up to a maximum of $20,000 per calendar year, OR (b) have cash dividends from only those shares of Common Stock held in the Plan reinvested, receive cash dividends in the usual manner from those shares of Common Stock held in certificate form, and, in addition, invest by making optional cash payments of not less than $50 per investment and up to a maximum of $20,000 per calendar year. The price of shares of Common Stock purchased from the Company with reinvested cash dividends or optional cash payments will be equal to the Market Price (see Response 9 for the definition of "Market Price").

   Eligible residential customers of the Company who do not presently own shares of Common Stock may become participants in the Plan by making an initial cash investment of at least $250 (but not more than $20,000) to purchase shares under the Plan.

   No commission or service charge is paid by participants in connection with purchases under the Plan.

   Full investment of dividends and other funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants' accounts. In addition, dividends on such fractions, as well as full shares, will be credited to participants' accounts.

   Since the Agent that administers the Plan holds and acts as custodian of the shares purchased under the Plan, participants may also elect to deposit certificates for shares of Common Stock held in their name with the Agent. This feature of the Plan relieves participants of the responsibility for the safekeeping of certificates and protects against loss, theft or destruction of such certificates. Regular statements of account provide simplified record-keeping.

                                    ADMINISTRATION

3.  WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

   The Plan is administered by the Agent, whose address and telephone number are:

Cascade Natural Gas Corporation
c/o The Bank of New York
Dividend Reinvestment
P.O. Box 1958
Newark, NJ 07101-9774
(888) 269-8845

The Agent purchases and holds shares of Common Stock acquired through the Plan, keeps records, sends quarterly statements of account to participants and performs other duties relating to the Plan. Shares of Common Stock purchased under the Plan will be registered in the name of the Agent, as agent for participants in the Plan.

                                    PARTICIPATION

4.  WHO IS ELIGIBLE TO PARTICIPATE?

  All holders of record of shares of Common Stock and all residential customers of the Company in Washington and Oregon are eligible to participate in the Plan. Beneficial owners of Common Stock whose shares are registered in names other than their own, such as in the names of their brokers or other nominees, must become holders of record by having at least one share transferred into their own names prior to enrolling in the Plan.

5.  HOW DOES AN ELIGIBLE APPLICANT PARTICIPATE IN THE PLAN?

   Eligible shareholders and customers may join the Plan by completing and signing an Authorization Form and returning it to the Agent. An Authorization Form may be obtained at any time by written request to the Agent at the address set forth in Response 3 or by calling the Agent in New York at (888) 269-8845. Eligible customers of the Company who are not already shareholders must include a minimum initial cash investment of at least $250 with their completed Authorization Forms.


  IF YOU ARE ALREADY ENROLLED AND PARTICIPATING IN THE PLAN, YOU NEED TAKE NO FURTHER ACTION AT THIS TIME.

6.  WHEN MAY AN ELIGIBLE APPLICANT JOIN THE PLAN?

     An eligible shareholder or customer may join the Plan at any time. If an Authorization Form is received at least ten business days before the next Investment Date, then any dividend payable on that date and any initial cash investment or optional cash payment accompanying the Authorization Form will be invested as of that Investment Date in shares of Common Stock for the applicant. If the Authorization Form is received by the Agent after the tenth business day prior to the Investment Date, the reinvestment will not begin until the following Investment Date.

   In the months in which a cash dividend is paid on the Common Stock, the "Investment Date" is the payment date for the dividend. In other months, the "Investment Date" is the 15th day of the month, or, if the 15th day is not a business day, the first business day following the 15th day of the month. Typically, dividends are paid on approximately February 15, May 15, August 15 and November 15.

   For example, to initially invest a quarterly dividend payable November 15, the Agent must receive the applicant's Authorization Form, and any accompanying initial cash investment or optional cash payment, no later than ten business days prior to November 15. If the Authorization Form is received after this deadline, the dividend payable on November 15 will be paid in cash. The Agent will hold any funds received with the Authorization Form for investment on the next Investment Date, December 15 or the first following business day, or will return the funds to the applicant if requested to do so at least five business days prior to the next Investment Date.

7.  HOW DOES AN ELIGIBLE APPLICANT COMPLETE THE AUTHORIZATION FORM?

   If an applicant wishes to participate in the automatic dividend reinvestment feature of the Plan with respect to shares held in certificate form as well as shares held in the Plan, the applicant must check the box entitled "Full Dividend Reinvestment" on the Authorization Form. This choice will be effective for all shares presently or subsequently registered in the applicant's name. Optional cash payments may also be submitted if this box is checked.

   If an applicant wishes to participate in the automatic dividend feature of the Plan only with respect to shares held in the Plan and to make optional cash payments, either at that time or at any time in the future, the applicant must check the box entitled "Partial Dividend Reinvestment." The applicant will continue to receive cash dividends in the usual manner from any shares of Common Stock held in certificate form. An eligible customer of the Company may direct the Agent to purchase shares of Common Stock with the minimum initial cash investment of $250 enclosed with the Authorization Form. Eligible customers may also select either the "Full Dividend Reinvestment" or the "Partial Dividend Reinvestment" options.

   The Authorization Form should be dated and signed as indicated and mailed to the Agent at the address set forth in Response 3 together with the funds for the initial cash investment by an eligible customer and for any optional cash payment by an eligible shareholder. See Responses 11 through 14 for more information on optional cash payments. Authorization Forms must be received by the Agent at least ten business days before an Investment Date.

   A participant may change his or her investment options at any time by requesting a new Authorization Form and returning it to the Agent at the address set forth in Response 3. A change in the investment option will be effective on the next Investment Date if the Authorization Form is received by the Agent at least ten business days before that Investment Date.

                              PURCHASES OF COMMON STOCK

8.  HOW DOES THE AGENT ACQUIRE THE SHARES OF COMMON STOCK FOR THE PLAN?

   The Company has the option to issue new Common Stock or direct the Agent to purchase Common Stock on any securities exchange where the shares are traded or in privately negotiated transactions on terms relating to price, delivery, etc. as may be agreed to by the Agent. If Common Stock is purchased in the open market, neither the participants nor the Company will have the authority or power to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom such purchases will be made. The Company may change its determination that shares of Common Stock will be purchased directly from the Company or on the open market no more than once in any 12-month period and only if the Company's Board of Directors or Chief Executive Officer determines that such change is necessary for raising capital or for some other compelling reason, unless the Company receives a written communication or statement of policy or other public announcement from the Washington Utilities and Transportation Commission or the Oregon Public Utility Commission or the staff of either commission recommending or requiring a change in the capital structure of the Company.

   If the Company determines not to issue new shares of Common Stock under the Plan and applicable law or the closing of the securities markets requires temporary curtailment or suspension of open market purchases of shares of Common Stock, the Agent will not be accountable for its inability to make purchases at such time and any uninvested funds will be promptly returned to the participant.

9. WHAT WILL BE THE PURCHASE PRICE OF SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

   The purchase price of the newly issued shares of Common Stock bought directly from the Company through the Plan will be equal to the average of the high and low sales prices for the Company's Common Stock ("Market Price") on the Composite Transactions Tape of the New York Stock Exchange on the date immediately preceding each Investment Date, if that date is an Exchange trading day, or on the first previous trading day if that date is not a trading day. If no sales of Common Stock are reported on the Composite Transactions Tape on such trading day, the Market Price will be determined by the Company on the basis of such market quotations as it shall deem appropriate. No shares will be sold under the Plan at less than par value.

   The purchase price per share of Common Stock which the Agent purchases in the open market or in privately negotiated transactions will be the weighted average price of such Common Stock purchased by the Agent for the Plan with respect to the relevant Investment Date.

   The Agent will make every effort to invest funds in Common Stock as soon as practicable on or after each Investment Date. Shares acquired in the open market or from private sources will be purchased as soon as practicable by the Agent beginning on the business day immediately preceding the relevant Investment Date and in no event later than 30 days after the relevant Investment Date, except where and to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations. Shares acquired from the Company will be purchased for participants' accounts as of the close of business on the relevant Investment Date.

10.  HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

   The number of shares to be purchased depends on the amount of the participant's initial cash investment, dividends reinvested, and optional cash payments, and the purchase price of the Common Stock for the relevant Investment Date. Each participant's account will be credited with that number of shares, including fractions computed to at least four decimal places, equal to the total amount of the initial cash investment, dividends reinvested, and optional cash payments divided by the applicable purchase price. As of June 30, 1998, 1,198,338 shares of Common Stock were held by the Plan.

                 OPTIONAL CASH PAYMENTS AND INITIAL CASH INVESTMENTS

11.  HOW DO THE OPTIONAL CASH PAYMENTS WORK?

   A participant may make any number of optional cash payments, provided that each payment is a MINIMUM of $50 (except that an initial minimum cash investment of $250 must be made by an eligible customer who is not a shareholder) and all payments, including any initial cash investment, do not exceed a MAXIMUM of $20,000 per calendar year per participant. All participants who have submitted properly executed Authorization Forms are eligible to make optional cash payments. See Response 7 for instructions for the proper completion of the Authorization Form. If a participant sends a cash payment of less than $50 (or an initial cash investment of less than $250 in the case of an applicant who is not a shareholder), the payment will be returned to the participant. The Company will not waive the maximum amount a participant may contribute under the Plan per calendar year. If a participant's payments aggregate more than $20,000 in a calendar year, the amount over $20,000 will be returned to the participant.

12.  HOW ARE OPTIONAL CASH PAYMENTS MADE?

   The option to make cash payments is available to each participant each month. The same amount of money need not be sent each month and there is no obligation to make an optional cash payment each month.


   Optional cash payments and initial cash investments may be made by personal check or money order payable to the Agent in U.S. dollars. Checks not drawn on a U.S. bank are subject to collection fees and will be invested on the first Investment Date after the funds have cleared, provided the funds clear at least five business days before the Investment Date. Optional cash payments and initial cash investments should be mailed to the Agent at the address set forth in Response 3 together with the Voluntary Cash Investment Form attached to a participant's statement of account (or the Authorization Form in the case of a new applicant). Cash payments mailed to any other address are not validly delivered. Additional Voluntary Cash Investment Forms and
Authorization Forms are available upon request from the Agent.

13.  WHEN WILL OPTIONAL CASH PAYMENTS RECEIVED BY THE COMPANY BE INVESTED?

   All optional cash payments received from participants at least five business days prior to an Investment Date and from new applicants at least ten business days prior to an Investment Date will be invested as of that Investment Date. Payments received from participants after five business days prior to an Investment Date or from new applicants after ten business days prior to an Investment Date will be invested as of the following Investment Date. NO INTEREST WILL BE PAID BY THE COMPANY ON CASH PAYMENTS. ANY OPTIONAL CASH PAYMENT A PARTICIPANT WISHES TO MAKE MUST BE SENT SO AS TO REACH THE AGENT PRIOR TO THE APPLICABLE DEADLINE. Investment Dates are approximately the 15th day of each month. See Response 6.

14. ARE THERE ANY OUT-OF-POCKET COSTS TO THE PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?

   No. The Company pays all costs of administration of the Plan. There are no brokerage fees or commissions charged to participants in connection with the purchase of shares under the Plan.

                               REPORTS TO PARTICIPANTS

15.  WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

   Each participant in the Plan will receive a quarterly statement of account. As soon as practicable after each purchase of additional shares, the participant will also receive a statement of account. These statements are a participant's continuing record of the cost of his or her purchases and should be retained for income tax purposes. In addition, each participant will receive copies of the same communications sent to every other holder of shares of Common Stock, including the Company's quarterly reports, annual report, the notice of annual meeting, and proxy statements for shareholder meetings.
                                  DIVIDENDS

16. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNTS UNDER THE PLAN?

   Yes. The Company pays dividends, as declared, to the record holders of all its shares of stock. The Company ordinarily pays dividends quarterly, on approximately February 15, May 15, August 15, and November 15. As the record holder for participants in the Plan, the Agent, as agent, will receive dividends for all Plan shares held on the record date. It will credit such dividends to participants on the basis of full and fractional shares held in their accounts.

   If a participant has elected the "Full Dividend Reinvestment" option, the cash dividends from all shares of Common Stock held by the participant, whether in the Plan or in certificate form, will be reinvested in additional shares of Common Stock to be held in the Plan.

                               CERTIFICATES FOR SHARES

17. WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

   Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant's statement of account. This convenience protects against loss, theft or destruction of stock certificates.
   Certificates for any number of whole shares credited to an account under the Plan will be issued upon the participant's written request, using the Voluntary Cash Investment Form attached to the participant's statement of account. This request should be signed by the participant and mailed to the Agent at the address set forth in Response 3. Any remaining full shares and fractions of a share will continue to be credited to the participant's account until the participant withdraws from the Plan. See Response 19.

   Shares credited to the account of a participant under the Plan may NOT be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued.

   Certificates for fractions of shares will not be issued under any circumstances.

18.   IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

   Accounts of eligible shareholders who join the Plan are maintained in the names in which their certificates were registered at the time they joined the Plan. Accounts of eligible customers who join the Plan are maintained in the names specified in their Authorization Forms. Consequently, certificates for whole shares will be similarly registered when issued.

   Upon written request, certificates also can be registered and issued in names other than that of the participant subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request bears the signature of the participant and the signature is guaranteed by a commercial bank, trust company or member of the New York Stock Exchange.

                                      WITHDRAWAL

19.   HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

   In order to withdraw from the Plan, a participant must notify the Agent in writing, using the Voluntary Cash Investment Form attached to the participant's statement of account, that he or she wishes to withdraw. When a participant withdraws from the Plan or in the event of termination of the Plan by the Company, certificates for whole shares credited to his or her account under the Plan will be issued and a cash payment will be made for any fraction of a share, at the current Market Price.

20.   WHEN MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

   A participant may discontinue the automatic reinvestment of dividends under the Plan and completely withdraw from participation in the Plan at any time by written notice to that effect to the Agent, using the Voluntary Cash Investment Form attached to the participant's statement of account.

   An election to discontinue the automatic reinvestment of dividends and withdraw from the Plan will be deemed to also constitute a request for a stock certificate for all whole shares held by the Agent for the account of the participant under the Plan and for cash settlement of any fractional shares.

   If a participant's request to withdraw is received by the Agent at least five business days before a dividend payment date, the amount of the dividend will be paid in cash to the participant and all subsequent dividends will be paid to the participant in cash unless he or she re-enrolls in the Plan.

   If a participant's request to withdraw is received by the Agent less than five business days before a dividend payment date, the cash dividend from the participant's shares will be used to purchase shares of Common Stock under the Plan.

   After a participant withdraws from the Plan, he or she may re-enroll at any time by submitting a new Authorization Form in the same manner as any new applicant.

                             SALES OR TRANSFERS OF SHARES

21. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES REGISTERED IN HIS OR HER NAME?

   If a participant disposes of all shares of Common Stock registered in his or her name, the Agent will continue to reinvest the dividends on the shares credited to the participant's account under the Plan until the participant notifies the Agent that he or she wishes to withdraw from the Plan.

22.  MAY A PARTICIPANT REQUEST THAT THE SHARES HELD IN HIS OR HER ACCOUNT BE
SOLD?

   A participant may submit a written request to the Agent, using the

Voluntary Cash Investment Form attached to participant's statement of account, to sell some or all of the shares held in the participant's account under the Plan. A participant who wishes to submit such a request should telephone the Agent at (888) 269-8845 for instructions and for information regarding the Agent's fee for arranging the sale. After the sale, the Agent will forward a check to participant for the sale proceeds, less the Agent's fee, any applicable brokerage commission, and transfer and withholding taxes, if any.

   As soon as practicable after a sale of shares, the participant will receive a statement of account. The sale of all shares in a Plan account will not constitute a withdrawal from the plan unless specific instructions are given to terminate the account.

                RIGHTS OFFERINGS, STOCK DIVIDENDS OR STOCK SPLITS

23. If the Company has a rights offering, how will a participant's entitlement be computed?

   In the event of a rights offering, the participant will receive rights based upon the shares held of record in the participant's name and whole shares credited to his or her account under the Plan. Rights certificates will not be issued for fractional shares of Common Stock.

24. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK
SPLIT?

   For participants in either the "Partial Dividend Reinvestment" or the "Full Dividend Reinvestment" feature of the Plan, any shares of Common Stock distributed as a result of a stock dividend or stock split, including any fractions, on shares registered in their names or held in their Plan accounts, will be credited to their Plan accounts. Stock dividends and stock split shares, including a check for any fractional share, will be mailed directly to those shareholders not participating in the Plan.

                                    VOTING RIGHTS

25.  HOW WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF SHAREHOLDERS?

   All shares of Common Stock (including any fractional share) held for the account of a participant under the Plan may be voted by the participant at stockholders' meetings in the same manner as shares registered in his or her name. A proxy form will be sent to each participant with respect to each stockholders' meeting. When the executed proxy is returned by the participant, all shares will be voted as directed. If the participant attends the stockholders' meeting in person, the participant may vote such shares in person at the meeting, whether or not he or she has sent in the proxy.

                              FEDERAL INCOME TAX ASPECTS

26. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

   A participant will be treated for Federal income tax purposes as having received, on the Investment Date, a taxable dividend equal to the full amount of the cash dividend otherwise payable on such date. In the event the Company directs the Agent to purchase shares on the open market or in privately negotiated transactions, participants will be treated as having received an additional dividend in the amount of the pro rata brokerage fees paid by the Company. A participant will realize gain or loss when his or her shares are sold. The amount of gain or loss will be the difference between the amount the participant receives for the shares and his or her tax basis for the shares. Such gain or loss will be long-term or short-term capital gain or loss, depending on the participant's holding period for the shares and provided that the shares are held as a capital asset. Generally, the tax basis for shares acquired through either dividend reinvestment or optional cash payments will be equal to the purchase price for the shares plus any brokerage commissions paid with respect to the shares, and the holding period for the shares will begin the day after the shares are credited to the participant's account.

27.  HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO FOREIGN SHAREHOLDERS?

   In the case of those foreign shareholders whose dividends on Common Stock are subject to United States income tax withholding, the amount of dividends reinvested will be reduced by the amount of the tax to be withheld.

28.  HOW ARE BACKUP INCOME TAX WITHHOLDING PROVISIONS APPLIED TO SHAREHOLDERS?

   In the case of shareholders whose dividends on Common Stock are subject to United States backup income tax withholding, the amount of dividend reinvested will be reduced by the amount of the tax to be withheld. Backup withholding applies to certain shareholders who fail to furnish the Agent with their correct tax identification number (usually, for individuals, their Social Security numbers), or fail to sign a certificate stating that they are not subject to backup withholding. Backup withholding also applies if the Internal Revenue Service notifies the Company that a shareholder has failed to report dividends or interest on his or her return or that a shareholder has furnished an incorrect taxpayer identification number.

                                   USE OF PROCEEDS

29.  WHAT USE WILL BE MADE OF THE FUNDS GENERATED BY THE PLAN?

   The Company intends to add the proceeds it receives from sales of its shares to the Plan to the general funds of the Company to be available for its continuing construction program and other appropriate corporate purposes. The Company is unable to estimate the amount of the proceeds that will be devoted to any specific purposes. The funds will increase shareholders' equity which, in turn, strengthens the Company's overall financial position. No proceeds will be realized by the Company when shares of Common Stock are purchased under the Plan in the open market. The Company does not know either the number of shares that will ultimately be purchased under the Plan or the prices at which such shares will be sold.

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

                                  OTHER INFORMATION

30.  WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE AGENT UNDER THE PLAN?

   Neither the Company nor the Agent, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

   The participant should recognize that the Company cannot assure the participant of a profit nor protect against a loss with respect to the shares of Common Stock purchased by the participant under the Plan.

31.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

   The Company reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan by the Company, certificates for whole shares credited to a participant's account under the Plan will be issued and a cash payment, valued as described in Response 19, will be made for any fractional share.

32.  WHO INTERPRETS AND REGULATES THE PLAN?

   The Company reserves the right to interpret and regulate the Plan as deemed desirable or necessary in connection with its operation.

33.  WHERE SHOULD CORRESPONDENCE REGARDING THE PLAN BE SENT?

   All correspondence concerning the Plan should be addressed to the Agent at the address set forth in Response 3.

   No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the Common Stock to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.









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